Exhibit 10.1

CREDIT AGREEMENT

dated as of

April 30, 2009

among

ESCALADE, INCORPORATED

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

SCHEDULES:

Commitment Schedule
Owned Property Schedule
Projected EBITDA Schedule
Schedule 3.05 -- Properties
Schedule 3.06 -- Disclosed Matters
Schedule 3.14 -- Insurance
Schedule 3.15 -- Capitalization and Subsidiaries
Schedule 3.18 -- Affiliate Transactions
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments
Schedule 6.10 -- Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Opinion of Borrower’s Counsel
Exhibit C -- Form of Compliance Certificate
Exhibit D -- Joinder Agreement
Exhibit E -- Form of Revolving USD Note
Exhibit F -- Form of Revolving Euro Note
Exhibit G -- Insurance Requirements
Exhibit H -- Martin Yale Letter of Credit

          CREDIT AGREEMENT dated as of April 30, 2009 (as it may be amended or modified from time to time, this “Agreement”), among ESCALADE, INCORPORATED, the other Loan Parties hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and a Lender.

          The parties hereto agree as follows:

ARTICLE I

Definitions

                    SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                    “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                    “Account” has the meaning assigned to such term in the Security Agreement.

                    “Account Debtor” means any Person obligated on an Account.

                    “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business, business unit or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interest of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

                    “Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (without any rounding) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

                    “Administrative Agent” means Chase, in its capacity as administrative agent for the Lenders hereunder, and with respect to Revolving Euro Loans, includes Chase’s London Branch.

                    “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                    “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                    “Aggregate Availability” means, at any time of determination, an amount equal to the Revolving Commitment at such time, minus the Revolving Exposure of all Lenders at such time.

                    “Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the consolidated financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders pursuant to Section 4.01(b).

                    “Alternate Base Rate” means, as of any date of determination, the highest of (i) the Prime Rate as of such date, (ii) the Federal Funds Effective Rate, as in effect on such date, plus 0.5% or (iii) the Adjusted LIBO Rate for a one month Interest Period on such date (and if such date is not a Business Day, the immediately preceding Business Day) plus 2.5%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                    “Applicable Rate” means, for any day, with respect to any ABR Revolving USD Loan, LIBOR Revolving USD Loan, ABR Revolving Euro Loan, EURIBOR Revolving Euro Loan, Letter of Credit or Commitment Fee, as the case may be, the applicable rate per annum set forth below:

Applicable Rate
LIBOR Loans	4.50%
EURIBOR Loans	4.50%
Letter of Credit	3.00%
ABR Loans	2.50%
Commitment Fee	0.50%

                    “Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving USD Loans, Swingline Loans, Letters of Credit, LC Disbursements and LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Revolving USD Commitment and the denominator of which is the aggregate Revolving USD Commitment of all Revolving USD Lenders (if the Revolving USD Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving USD Exposure of all Lenders at that time), and (b) with respect to Revolving Euro Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Euro Commitment and the denominator of which is the aggregate Revolving Euro Commitment of all Revolving Euro Lenders (if the Revolving Euro Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Euro Exposure of all Lenders at that time).

                    “Appraisal” means a written statement setting forth an opinion of the market value of the real estate and all buildings, structures and other improvements on the real estate that (i) has been independently and impartially prepared by a qualified appraiser directly engaged by the Administrative Agent or its agent, (ii) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property, and (iii) has been reviewed as to form and content and approved by the Administrative Agent, in its reasonable judgment.

                    “Approved Fund” has the meaning assigned to such term in Section 9.04.

                    “Approved LC Amount” means the maximum amount of LC Exposure that may be outstanding at any time as approved from time to time in writing by the Required Lenders. As of the Effective Date, the Approved LC Amount is $3,500,000.00 minus the aggregate undrawn amount of the Martin Yale Letter of Credit on any date of determination.

                    “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                    “Banking Services” means each and any of the following bank services provided to any Loan Party by Chase or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

                    “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

                    “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

                    “Borrower” means Escalade, Incorporated, an Indiana corporation.

                    “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Revolving Loans and EURIBOR Revolving Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

                    “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

                    “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and that, when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the Trans European Real-Time Gross Settlement Express Transfer System is not open for settlement of payments in Euros.

                    “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Loan Parties prepared in accordance with Agreement Accounting Principles.

                    “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Agreement Accounting Principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with Agreement Accounting Principles.

                    “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Robert Griffin, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Robert Griffin; or (d) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of each of Martin Yale Industries, Inc. and Indian Industries, Inc. on a fully diluted basis.

                    “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                    “Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

                    “Chase’s London Branch” means the London, England branch of Chase.

                    “Chase’s London Branch Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on the loans made to the Borrower by Chase’s London Branch (including, the 1 million Euro overdraft facility made available to the Borrower by Chase), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower with respect to loans, credit facilities or Banking Services provided by Chase’s London Branch.

                    “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

                    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

                    “Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure all or any portion of the Secured Obligations.

                    “Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

                    “Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of all or any portion of the Secured Obligations.

                    “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, as such Commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

                    “Commitment Schedule” means the Schedule attached hereto identified as such.

                    “Consolidated EBITDA” means with respect to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, and any other non-cash expenses incurred in the ordinary course of business, and (vi) minus, to the extent included in determining Consolidated Net Income, all extraordinary gains realized other than in the ordinary course of business, and all other non-cash income from all sources, whether realized in the ordinary course of business or other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.

                    “Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

                    “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

                    “Consolidated Tangible Net Worth” means the consolidated members’ equity of the Borrower and its subsidiaries, less any allowance for goodwill, patents, trademarks, trade secrets, and any other assets which would be classified as intangible assets under Agreement Accounting Principles, less the deferred tax asset arising from the recognition of net operating loss carry forward, and less the portion of “other comprehensive income” (determined in accordance with Agreement Accounting Principles and being either a positive or negative amount), which relates to interest rate swaps and minimum pension liabilities and which directly affects the equity section of the Borrower’s balance sheet without being reflected in the income statement, all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

                    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

                    “Credit Exposure” means, as to any Lender at any time, such Lender’s Revolving Exposure at such time.

                    “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                    “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

                    “Document” has the meaning assigned to such term in the Security Agreement.

                    “dollars” or “$” refers to lawful money of the United States of America.

                    “EBITDA Test Period” means each of the periods set forth in the table below. When used in this Agreement, a numerical reference to a specific EBITDA Test Period (for instance, “EBITDA Test Period 1”), means the EBITDA Test Period that corresponds to such numerical reference under the heading “EBITDA Test Period” in the table below.

EBITDA Test Period	EBITDA Test Period Begins	EBITDA Test Period ends

EBITDA Test Period 1	December 27, 2008	January 24, 2009
EBITDA Test Period 2	December 27, 2008	February 21, 2009
EBITDA Test Period 3	December 27, 2008	March 21, 2009
EBITDA Test Period 4	December 27, 2008	April 18, 2009
EBITDA Test Period 5	December 27, 2008	May 16, 2009
EBITDA Test Period 6	December 27, 2008	June 13, 2009
EBITDA Test Period 7	December 27, 2008	July 11, 2009
EBITDA Test Period 8	December 27, 2008	August 8, 2009
EBITDA Test Period 9	December 27, 2008	September 5, 2009
EBITDA Test Period 10	December 27, 2008	October 3, 2009
EBITDA Test Period 11	December 27, 2008	October 31, 2009
EBITDA Test Period 12	December 27, 2008	November 28, 2009
EBITDA Test Period 13	December 27, 2008	December 26, 2009
EBITDA Test Period 14	December 27, 2008	January 23, 2010
EBITDA Test Period 15	December 27, 2008	February 20, 2010
EBITDA Test Period 16	December 27, 2008	March 20, 2010
EBITDA Test Period 17	December 27, 2008	April 17, 2010
EBITDA Test Period 18	December 27, 2008	May 15, 2010

                    “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

                    “EMU Legislation” means legislative measures of the Council of the European Union for the introduction of, changeover to, or operation of, a single or unified European currency being part of the implementation of the Third Stage of Economic and Monetary Union as contemplated by the Treaty on European Union.

                    “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                    “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                    “Equipment” has the meaning assigned to such term in the Security Agreement.

                    “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                    “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                    “Escalade Insurance” means Escalade Insurance, Inc., a Nevada corporation.

                    “EURIBOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBOR Rate.

                    “EURIBOR Rate” means, in relation to any amount to be advanced to, or owing by, the Borrower hereunder in Euro on which interest for a given period is to accrue, the percentage rate per annum equal to the offering quotation which appears on Reuters Screen EURIBOR01 Page which displays an average rate of the Banking Federation of the European Union for the Euro for such period at or about 11.00 am (Brussels time) on the Quotation Date for such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Administrative Agent shall select.

                    “Euro” means the single lawful currency as of the Effective Date of the Participating Member States.

                    “European Interbank Market” means the interbank market for Euros operating in the Participating Member States.

                    “Event of Default” has the meaning assigned to such term in Article VII.

                    “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

                    “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                    “Financial Officer” means for any Person the chief financial officer, principal accounting officer, treasurer or controller of such Person.

                    “Fiscal Month” means, with respect to the Borrower and its Subsidiaries, one of the 13 fiscal accounting periods in each Fiscal Year of the Borrower and its Subsidiaries.

                    “Fiscal Quarter” means, with respect to the Borrower and its Subsidiaries, (a) during a Fiscal Year consisting of 52 weeks, one of the four fiscal accounting periods in such Fiscal Year of the Borrower and its Subsidiaries with the first, third and fourth Fiscal Quarter consisting of 12 weeks and the second Fiscal Quarter consisting of 16 weeks, and (b) during a Fiscal Year consisting of 53 weeks, one of the four fiscal accounting periods in such Fiscal Year of the Borrower and its Subsidiaries with the first and third Fiscal Quarter consisting of 12 weeks, the second Fiscal Quarter consisting of 16 weeks, and the fourth Fiscal Quarter consisting of 13 weeks.

                    “Fiscal Year” means, with respect to the Borrower and its Subsidiaries, a 52-53 week tax year ending on the last Saturday of December each year.

                    “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                    “Funding Account” has the meaning assigned to such term in Section 4.01(h).

                    “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                    “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                    “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                    “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                    “Indemnified Taxes” means Taxes other than Excluded Taxes.

                    “Instrument” has the meaning assigned to such term in the Security Agreement.

                    “Intangibles” means, as of any date of determination, all of the intangible assets of a Person including, without limitation, (a) any surplus resulting from any write-up of assets subsequent to the date of this Agreement; (b) deferred assets, other than prepaid insurance and prepaid taxes; (c) intellectual property rights, non-compete agreements, franchises and other similar intangibles; (d) goodwill, including any amounts, however designated on a balance sheet, representing the excess of the purchase price paid for assets or stock over the value assigned thereto on the books of such Person; (e) investments in Affiliates; (f) unamortized debt discount and expense; and (g) Accounts, notes and other receivables due from Affiliates or employees, all as determined for the Loan Parties on a consolidated basis for such period.

                    “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

                    “Interest Payment Date” means (a) with respect to an ABR Revolving USD Loan, the last day of each calendar month and the Revolving USD Loan Maturity Date, (b) with respect to an ABR Revolving Euro Loan, the last day of each calendar month and the Revolving Euro Loan Maturity Date, (c) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date applicable to such Loan, and (d) with respect to any EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a EURIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date applicable to such Loan.

                    “Interest Period” means, with respect to a LIBOR Borrowing or EURIBOR Borrowing, a period of one, two, three, four or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. The Interest Period shall end on that day which corresponds numerically to such dates one, two, three, four or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, fourth or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, fourth, or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new Fiscal Month, such Interest Period shall end on the immediately preceding Business Day.

                    “Inventory” has the meaning assigned to such term in the Security Agreement.

                    “Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06 (i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

                    “Joinder Agreement” has the meaning assigned to such term in Section 5.13.

                    “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

                    “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

                    “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving USD Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

                    “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

                    “Letter of Credit” means a letter of credit issued pursuant to Section 2.06 of this Agreement.

                    “LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

                    “LIBOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

                    “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                    “Loan Documents” means this Agreement, Revolving USD Notes, Revolving Euro Notes and any other promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Martin Yale Letter of Credit Documents and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

                    “Loan Guarantor” means each of Borrower’s Subsidiaries organized under the laws of a jurisdiction of the United States.

                    “Loan Guaranty” means each Guarantee, in form and substance satisfactory to the Administrative Agent, delivered by each Loan Guarantor, as it may be amended or modified and in effect from time to time.

                    “Loan Parties” means, collectively, the Borrower, each of the Borrower’s domestic Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns.

                    “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.

                    “Martin Yale Letter of Credit” means letter of credit no. 00330811 issued to The Bank of New York Trust Company, N.A. for the account of Martin Yale Industries, Inc. in the face amount of $2,733,750 with a June 30, 2010 expiry date, as amended, which letter of credit is and attached hereto as Exhibit H.

                    “Martin Yale Letter of Credit Documents” means the Martin Yale Letter of Credit and all other agreements, instruments, guaranties, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Martin Yale Letter of Credit or the transactions contemplated thereby.

                    “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and/or its respective Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders thereunder.

                    “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and Indebtedness owing from one Loan Party to another Loan Party), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower or its Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

                    “Maturity Date” means with respect to a Revolving USD Loan, the Revolving USD Loan Maturity Date and with respect to a Revolving Euro Loan, the Revolving Euro Loan Maturity Date.

                    “Maximum Liability” has the meaning assigned to such term in Section 10.10.

                    “Moody’s” means Moody’s Investors Service, Inc.

                    “Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real property of a Loan Party, including any amendment, modification or supplement thereto.

                    “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                    “Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

                    “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

                    “Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on the Loans made to the Borrower (including, without limitation, all Revolving Exposure of all Lenders and accrued interest thereon), all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the Swingline Lender, the Issuing Bank or any indemnified party arising under the Loan Documents.

                    “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

                    “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                    “Owned Property” means the real estate, improvements and related assets at the locations described on the Owned Property Schedule attached hereto.

                    “Participant” has the meaning set forth in Section 9.04.

                    “Participating Member State” means a state so described in any EMU Legislation.

                    “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                    “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

                    “Permitted Encumbrances” means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

                    “Permitted Investments” means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

                    “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                    “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

                    “Purchase Money Indebtedness Cap” means an amount equal to $250,000.00.

                    “Prepayment Event” means:

          (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a); or

          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $500,000; or

          (c) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

                    “Prime Rate” means the rate of interest per annum announced from time to time by Chase as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE CHASE’S LOWEST RATE.

                    “Projected Consolidated EBITDA” means Consolidated EBITDA in the amounts set forth on the Schedule attached hereto identified as the Projected EBITDA Schedule.

                    “Quotation Date” means, with relation to any Interest Period for a EURIBOR Borrowing, or any other period for which the EURIBOR Rate is to be determined pursuant to this Agreement, the day on which quotations would ordinarily be given by leading banks in the European Interbank Market for deposits in Euros, for delivery on the first day of the Interest Period or other period, or if quotations would ordinarily be given on more than one day, the last of such days.

                    “Register” has the meaning set forth in Section 9.04.

                    “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

                    “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

                    “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

                    “Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time. Notwithstanding the foregoing to the contrary, with respect to decisions regarding Revolving Euro Loans, Revolving Lenders means, at any time, Lenders having Revolving Euro Exposure and Revolving Euro Commitments representing more than 50% of the sum of the total Revolving Euro Exposure and unused Revolving Euro Commitments at such time.

                    “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                    “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary of the Borrower or of any other Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

                    “Revolving Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving USD Commitment and Revolving Euro Commitment. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

                    “Revolving Euro Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Euro Loans and to acquire participations in Letters of Credit and Swingline Loans to the Borrower hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Euro Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Euro Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Euro Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Euro Commitments is 3,000,000.00 Euro.

                    “Revolving Euro Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Euro Loans at such time.

                    “Revolving Euro Lender” means, as of any date of determination, a Lender with a Revolving Euro Commitment or, if the Revolving Euro Commitments have terminated or expired, a Lender with Revolving Euro Exposure.

                    “Revolving Euro Loan” means a Loan made pursuant to Section 2.01(b).

                    “Revolving Euro Loan Availability” means, at any time, an amount equal to (a) the Revolving Euro Commitments; minus (b) the Revolving Euro Exposure of all Revolving Euro Lenders at such time.

                    “Revolving Euro Loan Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Euro Loan Maturity Date and the date of termination of the Revolving Euro Commitments.

                    “Revolving Euro Loan Maturity Date” means May 31, 2010, or any earlier date on which: (i) the Revolving Euro Loan Commitments are reduced to zero or otherwise terminated pursuant to the terms of this Agreement; or (ii) the maturity of the Revolving Euro Loans is accelerated pursuant to the terms of this Agreement.

                    “Revolving Euro Notes” has the meaning ascribed to such term in Section 2.10(e).

                    “Revolving Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Revolving USD Exposure and Revolving Euro Exposure at such time.

                    “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

                    “Revolving Loan” means a Loan made pursuant to Section 2.01(a) or Section 2.01(b).

                    “Revolving USD Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving USD Loans and Swingline Loans to the Borrower hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving USD Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving USD Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving USD Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving USD Commitments is $50,000,000.00.

                    “Revolving USD Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving USD Loans and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans to the Borrower and its LC Exposure at such time.

                    “Revolving USD Lender” means, as of any date of determination, a Lender with a Revolving USD Commitment or, if the Revolving USD Commitments have terminated or expired, a Lender with Revolving USD Exposure.

                    “Revolving USD Loan” means a Loan made pursuant to Section 2.01(a).

                    “Revolving USD Loan Availability” means, at any time, an amount equal to (a) the Revolving USD Commitments; minus (b) the Revolving USD Exposure of all Revolving USD Lenders at such time; minus (c) the aggregate undrawn amount of the Martin Yale Letter of Credit at such time; minus (d) the aggregate amount of all disbursements of the Martin Yale Letter of Credit that have not yet been reimbursed at such time.

                    “Revolving USD Loan Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving USD Loan Maturity Date and the date of termination of the Revolving USD Commitments.

                    “Revolving USD Loan Maturity Date” means May 31, 2010, or any earlier date on which: (i) the Revolving USD Loan Commitments are reduced to zero or otherwise terminated pursuant to the terms of this Agreement; or (ii) the maturity of the Revolving USD Loans is accelerated pursuant to the terms of this Agreement.

                    “Revolving USD Notes” has the meaning ascribed to such term in Section 2.10(e).

                    “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

                    “Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations owed by the Borrower, (ii) Swap Obligations owed by the Borrower owing to one or more Lenders or their respective Affiliates, and (iii) Chase’s London Branch Obligations owed by the Borrower; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

                    “Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Borrower and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

                    “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                    “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

                    “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with Agreement Accounting Principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                    “Subsidiary” means any direct or indirect subsidiary of the Borrower or any other Loan Party, as applicable.

                    “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

                    “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

                    “Swingline Lender” means Chase, in its capacity as lender of Swingline Loans hereunder.

                    “Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

                    “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                    “Transactions” means the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, the granting of Liens on the assets of the Loan Parties, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and all other transactions contemplated by this Agreement or any of the other Loan Documents.

                    “Treaty on European Union” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty of 7 February 1992.

                    “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

                    “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Indiana or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

                    “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

                    “Unused Revolving Commitment” means, as of each date of determination, the Revolving Commitments of all Lenders at such date, minus the Revolving Exposure of all Lenders at such date.

                    “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                    SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

                    SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                    SECTION 1.04. Accounting Terms; Agreement Accounting Principles. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

                    SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make:

                    (a) Revolving USD Loans. Revolving USD Loans to the Borrower from time to time during the Revolving USD Loan Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving USD Exposure exceeding at any time such Lender’s Revolving USD Commitment; (ii) the aggregate Revolving USD Exposure of all Lenders exceeding at any time the aggregate Revolving USD Commitments of all Lenders; (iii) such Lender’s Revolving Exposure exceeding at any time such Lender’s Revolving Commitment; or (iv) the aggregate Revolving Exposure of all Lenders exceeding at any time the aggregate Revolving Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving USD Loans.

                    (b) Revolving Euro Loans. Revolving Euro Loans to the Borrower from time to time during the Revolving Euro Loan Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Euro Exposure exceeding at any time such Lender’s Revolving Euro Commitment; (ii) the aggregate Revolving Euro Exposure of all Lenders exceeding at any time the aggregate Revolving Euro Commitments of all Lenders; (iii) such Lender’s Revolving Exposure exceeding at any time such Lender’s Revolving Commitment; or (iv) the aggregate Revolving Exposure of all Lenders exceeding at any time the aggregate Revolving Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Euro Loans.

                    SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

                    (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans, LIBOR Loans or EURIBOR Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into LIBOR Borrowings or EURIBOR Loans in accordance with Section 2.08. Each Lender at its option may make any LIBOR Loan or EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                    (c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.00. At the commencement of each Interest Period for any EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of 100,000 Euro and not less than 1,000,000.00 Euro. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 LIBOR Borrowings outstanding and not more than 3 EURIBOR Borrowings outstanding.

                    (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

                    SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a LIBOR Borrowing, not later than 9:00 a.m., Indianapolis, Indiana time, two (2) Business Days before the date of the proposed Borrowing, (b) in the case of a EURIBOR Borrowing, not later than 9:00 a.m., Indianapolis, Indiana time, two (2) Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 12:00 p.m., Indianapolis, Indiana time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(A)(e), 2.06(e) may be given not later than 9:00 a.m., Indianapolis time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, a LIBOR Borrowing, or a EURIBOR Borrowing; and

(iv) in the case of a LIBOR Borrowing or EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no election as to the Class of Borrowing is specified, then the requested Borrowing shall be a Revolving Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing or EURIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

                    SECTION 2.04. Reserved.

                    SECTION 2.05. Swingline Loans.

                    (a) The Administrative Agent, the Swingline Lender and the Revolving USD Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the applicable Revolving USD Lenders and in the amount requested, same day funds to the Borrower, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving USD Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $5,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Revolving USD Loan Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

                    (b) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan) each Revolving USD Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving USD Commitment. The Swingline Lender may, at any time, require the Revolving USD Lenders to fund their participations. From and after the date, if any, on which any Revolving USD Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

                    (c) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving USD Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving USD Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Indianapolis, Indiana time on the date of such requested Settlement (the “Settlement Date”). Each Revolving USD Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving USD Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 12:00 p.m., Indianapolis, Indiana time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with the Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving USD Loans of such Revolving USD Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

                    SECTION 2.06. Letters of Credit.

                    (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Euro Loan Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                    (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 10:00 a.m., Indianapolis, Indiana time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.06), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Approved LC Amount; (ii) the aggregate Revolving USD Exposure of all Lenders shall not exceed the aggregate Revolving USD Commitments of all Lenders; and (iii) the aggregate Revolving Exposure of all Lenders shall not exceed the aggregate Revolving Commitments of all Lenders.

                    (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the scheduled Revolving USD Loan Maturity Date.

                    (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving USD Lenders, the Issuing Bank hereby grants to each Revolving USD Lender, and each Revolving USD Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving USD Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving USD Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                    (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Indianapolis, Indiana time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Indianapolis, Indiana time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Indianapolis, Indiana time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Indianapolis, Indiana time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving USD Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving USD Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving USD Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving USD Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving USD Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving USD Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

                    (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving USD Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                    (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving USD Lenders with respect to any such LC Disbursement.

                    (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving USD Lender pursuant to paragraph (e) of this Section 2.06 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                    (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced as issuer of Letters of Credit at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving USD Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                    (j) Cash Collateralization. If any Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving USD Loans has been accelerated, Revolving USD Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving USD Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving USD Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations in such manner and order as the Administrative Agent elects in its Permitted Discretion. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Defaults have been cured or waived.

                    SECTION 2.07. Funding of Borrowings.

                     (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., Indianapolis, Indiana time, to the account of the Administrative Agent (or in the case of Euro Revolving Loans, to the account of Chase’s London Branch) most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent (or in the case of Euro Revolving Loans, to the account of Chase’s London Branch) will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

                    (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate then applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

                    SECTION 2.08. Interest Elections.

                    (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing and a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing and a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

                    (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                    (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing, a LIBOR Borrowing or a EURIBOR Borrowing; and

          (iv) if the resulting Borrowing is a LIBOR Borrowing or EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing or EURIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

                    (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

                    (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing or a EURIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing and each EURIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                    SECTION 2.09. Termination of Commitments.

                    (a) Unless previously terminated, (i) the Revolving USD Commitments shall terminate on the Revolving USD Loan Maturity Date; and (ii) the Revolving Euro Commitments shall terminate on the Revolving Euro Loan Maturity Date.

                    (b) The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Secured Obligations together with accrued and unpaid interest thereon.

                    (c) The Borrower shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.

                    SECTION 2.10. Repayment of Loans; Evidence of Debt.

                    (a)(i) Revolving USD Loans. The Borrower hereby unconditionally promise to pay to the Administrative Agent for the account of each Revolving USD Lender ratably the then unpaid principal amount of each Revolving USD Loan on the Revolving USD Loan Maturity Date; and

                    (ii) Revolving Euro Loans. The Borrower hereby unconditionally promise to pay to the Administrative Agent for the account of each Revolving Euro Lender ratably the then unpaid principal amount of each Revolving Euro Loan on the Revolving Euro Loan Maturity Date.

                    (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                    (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

                    (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                    (e) The obligation of:

          (i) the Borrower to pay the Revolving USD Loans shall be evidenced by promissory notes executed, issued and delivered by the Borrower to the order of each of the Revolving USD Lenders in substantially the form and substance of Exhibit E (as such promissory notes may be amended, modified, supplemented, replaced and/or restated from time to time and at any time, the “Revolving USD Notes”); and

          (ii) the Borrower to pay the Revolving Euro Loans shall be evidenced by promissory notes executed, issued and delivered by the Borrower to the order of each of the Revolving Euro Lenders in substantially the form and substance of Exhibit F (as such promissory notes may be amended, modified, supplemented, replaced and/or restated from time to time and at any time, the “Revolving Euro Notes”).

                    SECTION 2.11. Prepayment of Loans.

                    (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

                    (b) In the event and on such occasion that the aggregate Revolving USD Exposure of all Lenders exceeds the total Revolving USD Commitments, the Borrower shall prepay the Revolving USD Loans, Swingline Loans and/or LC Exposure made in an aggregate amount equal to such excess. In the event and on such occasion that the aggregate Revolving Exposure of all Lenders exceeds the total Revolving Commitments, the Borrower shall prepay the Revolving USD Loans, Swingline Loans and/or LC Exposure made in an aggregate amount equal to such excess. In the event and on such occasion that the aggregate Revolving Euro Exposure of all Lenders exceeds the total Revolving Euro Commitments, the Borrower shall prepay the Revolving Euro Loans made to it in an aggregate amount equal to such excess.

                    (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrower, immediately after such Net Proceeds are received by any Loan Party, shall prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 90 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, Equipment or other tangible assets (excluding Inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 90 day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further a Loan Party’s use of Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) shall be deemed Capital Expenditures and the Loan Parties shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any Fiscal Year in an aggregate amount in excess of the amounts that would cause the Capital Expenditures of the Loan Parties to exceed the limits set forth in Section 6.12 of this Agreement.

                    (d) All such amounts prepaid pursuant to Section 2.11(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to Equipment, Fixtures and real property) shall be applied to Obligations of the Borrower as follows: first to prepay Revolving USD Loans (including Swingline Loans) (ratably in accordance with the then outstanding amounts thereof) without a corresponding reduction in the Revolving USD Commitment and to cash collateralize outstanding LC Exposure with respect to Letters of Credit, second to prepay Revolving Euro Loans (ratably in accordance with the then outstanding amounts thereof) without a corresponding reduction in the Revolving Euro Commitment, third to any outstanding obligations of that Borrower owing to the Lenders arising under any Guarantee executed by that Borrower in connection with this Agreement, and fourth any remaining amounts shall be applied as determined by the Administrative Agent in its Permitted Discretion. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.

                    (e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 10:00 a.m., Indianapolis, Indiana time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a EURIBOR Borrowing, not later than 10:00 a.m., Indianapolis, Indiana time, three (3) Business Days before the date of prepayment or (iii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., Indianapolis, Indiana time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

                    SECTION 2.12. Fees.

                    (a) The Borrower agrees to pay to the Issuing Bank for the account of the Issuing Bank (i) at the time of issuance of each Letter of Credit, a fronting fee equal to 1.25% per annum on the face amount of such Letter of Credit, and (ii) all customary administrative, issuance, amendment, payment and negotiation fees and charges of the Issuing Bank in accordance with the Issuing Bank’s standard schedule for such fees and charges as in effect from time to time.

                    (b) The Borrower agrees to pay to the Administrative Agent for the account of the Revolving USD Lenders a participation fee with respect to their participations in each Letter of Credit issued for the account of the Borrower at a per annum rate equal to the Applicable Rate then in effect with respect to Letters of Credit on the face amount of each Letter of Credit (calculated on the date of issuance and on each anniversary date thereof). Each Revolving USD Lender shall receive a pro rata share of each participation fee based on its Applicable Percentage with respect to the LC Exposure. Participation fees with respect to each Letter of Credit shall be payable in advance in equal quarterly payments with the first payment being due on the date of issuance of such Letter of Credit and successive payments being due on the same day of every third calendar month thereafter until the Revolving USD Lenders cease to have any facility LC Exposure with respect to such Letter of Credit.

                    (c) The Borrowers agree to pay to the Administrative Agent for the ratable benefit of each Revolving Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate with respect to the Commitment Fee then in effect on the average daily Unused Revolving Commitment for the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. The accrued Commitment Fee shall be payable in arrears on the last day of each Fiscal Quarter of the Borrower and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.

                    (d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter, dated April 30, 2009, issued by Chase and accepted by the Borrower, as such Fee Letter may be amended, modified or replaced.

                    (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of participation fees and the Commitment Fee, to the Lenders. Fees paid shall not be refundable under any circumstances.

                    SECTION 2.13. Interest.

                    (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the greater of (i) Alternate Base Rate plus the Applicable Rate or (ii) 4% per annum.

                    (b) The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

                    (c) The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBOR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

                    (d) Notwithstanding the foregoing, during the occurrence and continuance of a Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% per annum plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% per annum plus the rate applicable to such fee or other obligation as provided hereunder. Notwithstanding the foregoing to the contrary, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII, all Loans and fees automatically shall bear interest at 2% per annum plus the rate otherwise applicable to such Loans or fees.

                    (e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Commitments and/or the applicable Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving USD Loan Availability Period or the Revolving Euro Loan Availability Period, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                    (f) All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                    SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, or the EURIBOR Rate as applicable, for such Interest Period; or

          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate, or the EURIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing or a EURIBOR Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBOR Borrowing or a EURIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.

                    SECTION 2.15. Increased Costs.

                    (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

          (ii) impose on any Lender, the Issuing Bank, the London interbank market or the European Interbank Market any other condition affecting this Agreement or LIBOR Loans or EURIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan or EURIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

                    (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

                    (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                    (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

                    SECTION 2.16. Break Funding Payments.

                    (a) In the event of (a) the payment of any principal of any LIBOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

                    (b) In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

                    (c) In the case of a EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the EURIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Euro deposits, as applicable, of a comparable amount and period from other banks in the European Interbank Market.

                    (d) A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                    SECTION 2.17. Taxes.

                    (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                    (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                    (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

                    (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                    (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

                    (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

                    SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

                    (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 p.m., Indianapolis, Indiana time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1 East Ohio Street, Indianapolis, IN 46204, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars, or solely with respect to the Revolving Euro Loans, Euros. Solely for purposes of determining the amount of Loans available for borrowing purposes, checks from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the Business Day after receipt, subject to actual collection.

                    (b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably to Obligations of the Borrower first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Swap Obligations), third, to pay interest then due and payable on the Loans to the Borrower ratably, fourth, to prepay principal on the Loans to the Borrower and unreimbursed LC Disbursements with respect to Letters of Credit issued for the account of the Borrower, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of the Borrower and the aggregate amount of any unpaid LC Disbursements with respect to Letters of Credit issued for the account of the Borrower, to be held as cash collateral for such Obligations, sixth, to payment of any amounts owing by the Borrower with respect to Banking Services and Swap Obligations, and seventh, to the payment of any other Secured Obligations of the Borrower due to the Administrative Agent or any Lender. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any LIBOR Loan of a Class or any EURIBOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Loan or any such EURIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations of the Borrower.

                    (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees owed by it as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans)), and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees owed by it as it becomes due hereunder or any other amount due under the Loan Documents.

                    (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                    (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                    (f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

                    SECTION 2.19. Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:

                    (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

                    (b) the Borrower may, at its sole expense and effort, require such Lender or any Lender that defaults in its obligation to fund Loans hereunder (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Euro Commitment and/or Letter of Credit Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                    SECTION 2.20. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders as follows:

                    SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                    SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s limited liability company or corporate powers, as the case may be, and have been duly authorized by all necessary corporate or limited liability company action and, if required, stockholder, member or manager action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                    SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

                    SECTION 3.04. Financial Statements; No Material Adverse Change.

                    (a) The most recent consolidated financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and present fairly the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operation of the period then ended.

                    (b) Since the date of the financial statements referred to in Section 3.04(a), no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

                    SECTION 3.05. Properties.

                    (a) Schedule 3.05sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.

                    (b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth in each of the Security Agreements, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.

                    SECTION 3.06. Litigation and Environmental Matters.

                    (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

                    (b) To its knowledge, except for the Disclosed Matters, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

                    (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

                    (d) To the best knowledge of the Borrower after due inquiry and investigation, there are no underground storage tanks of any kind on any premises owned or occupied by or under lease to the Borrower or any of its Subsidiaries and there are no tanks, drums, or other containers of any kind on premises owned or occupied by or under lease to the Borrower or any of its Subsidiaries, the contents of which are unknown to the Borrower. To the best knowledge of the Borrower after due inquiry and investigation, no Hazardous Materials in reportable quantities have been released on any such premises nor is there any threat of release of any Hazardous Materials in reportable quantities on any such premises.

                    SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                    SECTION 3.08. Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

                    SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

                    SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.

                    SECTION 3.11. Disclosure. Each Loan Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                    SECTION 3.12. Material Agreements. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

                    SECTION 3.13. Solvency.

                    (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

                    (b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

                    SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate.

                    SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower and all of its Subsidiaries, (b) a true and complete listing of each class of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

                    SECTION 3.16. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

                    SECTION 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Loan Parties, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

                    SECTION 3.18. Affiliate Transactions. Except as set forth on Schedule 3.18, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party (except that any such Persons may own stock in (but not exceeding 2.0% of the outstanding Equity Interests of) any publicly traded company that may compete with a Loan Party.

ARTICLE IV

Conditions

                    SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents (including the Mortgages, the Security Agreement, the Revolving USD Notes and Revolving Euro Notes) and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, including a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in substantially the form of Exhibit B.

          (b) Financial Statements and Projections. The Administrative Agent and the Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower and its Subsidiaries for the two most recent Fiscal Years of the Borrower ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each Fiscal Quarter of the Borrower ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 4.01(b) as to which such financial statements are available, and (iii) projections (prepared in accordance with Agreement Accounting Principles on an accrual basis) for the period beginning as of the Effective Date and ending at the close of the Fiscal Year of the Borrower thereafter, which projections shall be in such detail as the Administrative Agent reasonably may request and shall reflect projected future financial performance by the Borrower and performance and cost assumptions which are satisfactory in all respects to the Administrative Agent and the Lenders.

          (c) Closing Certificates; Certified Certificate of Organization; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

          (d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of each Loan Party, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

          (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

          (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located and where the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

          (g) Pay-Off Letters. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

          (h) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrower (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

          (i) Approvals. The Loan Parties shall have obtained, and provided to the Administrative Agent evidence of, all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Loan parties and all such approvals shall be in full force and effect.

          (j) Collateral Access Agreements. The Administrative Agent shall have received each Collateral Access Agreement required to be provided pursuant to Section 4.13 of each of the Security Agreements.

          (k) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower.

          (l) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

          (m) Filings, Registrations and Recordings. Except as provided in Section 5.13, each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

          (n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.

          (o) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date. In any Letter of Credit which may be requested may be a commercial letter of credit, the Borrower shall have executed the Issuing Bank’s master agreement for the

          (p) Merger of Indian-Martin. The Administrative Agent shall have received evidence reasonably satisfactory to it that Indian-Martin, Inc. has been merged into Borrower, with the Borrower being the surviving entity.

           (r) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., Indianapolis, Indiana time, on the date that is five (5) Business Days after the date of this Agreement (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                    SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and if they are not true and correct the Administrative Agent or the Required Lenders shall have determined not to make any make a Loan or instructed the Issuing Bank not to issue Letters of Credit as a result of the fact that such representation or warranty is untrue or incorrect.

          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the Required Lenders shall have determined not to make such Borrowing or instructed the Issuing Bank not to issue such Letter of Credit as a result of such Default.

          (c) After giving effect to any Revolving USD Borrowing, Revolving USD Loan Availability is not less than zero.

          (d) After giving effect to any Revolving Euro Borrowing or the issuance of any Letter of Credit, Revolving Euro Loan Availability is not less than zero.

          (e) After giving effect to any Revolving Borrowing or the issuance of any Letter of Credit, Aggregate Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a), (b), (c), (d) and (e) of this Section.

                    SECTION 4.03. Post-Closing Conditions. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions on or before such time period set forth below with respect to such condition, or if no time period is set forth below, July 31, 2009.

          (a) Owned Property. The Administrative Agent shall have received, with respect to each Owned Property, each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

          (i) evidence that a counterpart of each Mortgage of Owned Property has been recorded in the place necessary, in the Administrative Agent’s judgment, to create a valid and enforceable first priority Lien in favor of the Administrative Agent for the benefit of itself and the Lenders;

          (ii) a mortgagee’s title insurance policy in the amount specified by the Administrative Agreement on the American Land Title Association form of mortgagee’s title policy (2006 Revision), subject to (if available in the jurisdiction where such Owned Property is located) an ALTA form 8.1 environmental protection lien endorsement, an ALTA form 9 comprehensive endorsement, ALTA forms 14 (future advance-priority) and 14.2 (future advance-letter of credit) endorsement, an ALTA form 18.1 tax parcel endorsement, an ALTA form 19 contiguity endorsement (if applicable), a survey endorsement and a utility facility endorsement. The coverage provided by the title insurance policy shall not be subject to the standard exceptions as to rights of parties in possession and matters which would be disclosed by survey, easements not shown by the public records and mechanic’s liens not shown by the public records (unless the title insurance policy is subject to an endorsement providing for the deletion of such exceptions upon the receipt by the title insurance company of a satisfactory ALTA survey), and otherwise the coverage shall be subject to no exceptions other than (A) easements and use restrictions and encroachments disclosed by survey which do not materially and adversely affect the value or marketability of the Owned Property or the usefulness of the Owned Property in the operations of the Loan Parties and (B) Liens described in the exceptions enumerated in Section 6.02;

          (iii) a Minimum Standards Detail Land Title Survey together with a Minimum Standards Detail Certificate prepared by a registered land surveyor or engineer prepared by a registered land surveyor or engineer. Such survey shall locate all recorded easements with recording information and contain a statement as to whether or not the real estate is in a flood plain;

          (iv) a completed Flood Hazard Determination Form pursuant to the requirements of the Office of the Comptroller of the Currency and the Federal Emergency Management Agency;

          (v) the report or reports of a registered engineer or environmental consultant acceptable to the Administrative Agent, confirming that there are no material environmental problems associated with the Owned Property. The report or reports shall be in form satisfactory to the Administrative Agent and shall include, at a minimum: A) a statement of the results of an examination of all relevant documents and records concerning ownership and use of the real estate; B) a statement of the results of an inspection of the real estate, which inspection shall have included the use of such equipment as is customarily used by engineers and environmental consultants in connection with the preparation of “Phase I” environmental reports to detect traces of buried Hazardous Materials and underground storage tanks and drums and which inspection shall have been made for the purpose of determining whether all or any part of the real estate is being used or has been used to store or dispose of any Hazardous Materials in quantities which are or could be detrimental to the real estate, human health or the environment or in violation of any laws or regulations, state or federal, whether the real estate is or has been affected by any Hazardous Materials and whether the real estate contains or has contained any underground storage tanks or asbestos of any kind, and a statement of the recommendations of the reporting engineer or consultant as to such further investigation or tests, if any, as may be necessary to resolve such issues; C) confirmation that the real estate is not listed as a known hazardous waste site on any environmental reporting list maintained by any governmental agency having jurisdiction as to environmental matters over the real estate, and D) a statement of the professional qualifications of the engineer or consultant who prepared such report. The Borrower shall also furnish to the Administrative Agent the supplemental report (including a Phase II report) of the reporting engineer or consultant as to the results of such further tests and investigations as may have been recommended in the initial report; and

          (vi) an Appraisal of such Owned Property in form and substance satisfactory to the Administrative Agent.

          (b) Confirmation of Pledge. The Administrative Agent shall have received evidence of the notation in such entity’s corporate records as required by Mexican law of the pledge by Indian Industries, Inc. to Administrative Agent of 65% Equity Interests of Harvard California, S. DE R.L. C.V. in form and substance reasonably satisfactory to the Administrative Agent.

          (c) Control Agreements. The Administrative Agent shall have received each Deposit Account Control Agreement required to be provided pursuant to Section 4.14 of each of the Security Agreements.

          (d) Delivery of Pledged Note. No later than 10 days after the Effective Date, the Administrative Agent shall have received the originally executed Promissory Note, in the stated principal amount of 250,000.00 GBP, originally dated September 1, 2007 and reissued on August 31, 2008, executed by Escalade International, U.K. to the order of Borrower.

          (e) Delivery of Stock Certificates. No later than 5 days after the Effective Date, the Administrative Agent shall have received the original stock certificate for 100 shares of the common stock of Escalade Sports Playground, Inc. owned by Indian Industries, Inc.

          (f) Intercompany Receivables. By not later than July 31, 2009, or such later date as may be set by the Administrative Agent by written notice to the Borrower, unless the Required Lenders shall otherwise agree, the Borrower shall cause all loans, advances and other receivables owed by a Loan Party to another Loan Party to be evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent and pledged to the Administrative Agent pursuant to the Security Agreement.

ARTICLE V

Affirmative Covenants

                    Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

                    SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

          (a) within 120 days after the end of each Fiscal Year of the Borrower its audited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported on by independent public accountants acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles consistently applied, accompanied by any management letter prepared by said accountants;

          (b) within 45 days after the end of each Fiscal Month of the Borrower that is also the end of a Fiscal Quarter of Borrower and within 30 days after the end of each other Fiscal Month of the Borrower its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year (if available), all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (a) or (b), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.15 and (iv) stating whether any change in Agreement Accounting Principles or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

          (e) as soon as available but in any event within 30 days of the end of each Fiscal Month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrower’s accounts receivable including a list of all invoices aged by invoice date and due date (with an explanation of the terms offered);

          (f) as soon as available but in any event within 30 days of the end of each Fiscal Month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrower’s accounts payable, together with a summary specifying the name, address, and balance due for each account debtor;

          (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Govern-mental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its share-holders generally, as the case may be;

          (h) as soon as practical but in any event within three (3) Business Days upon learning of (i) the institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding that could, if adversely determined, reasonably be expected to result in a Material Adverse Effect, or (ii) the occurrence of any event which could have a Material Adverse Effect, written notice thereof describing the same and the steps being taken with respect thereto; and

          (i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

                    SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

                    (a) the occurrence of any Default;

          (b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $750,000, (ii) seeks injunctive relief that could, if adversely determined, reasonably be expected to result in a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $500,000, or (vii) involves any product recall;

          (c) any Lien (other than Permitted Encumbrances) or claim is made or asserted against any of the Collateral and such Lien or claim, individually or aggregated with other Liens or claims made or asserted against any of the Collateral, exceeds $500,000, whether or not covered by insurance;

          (d) any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

          (e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral in excess of $100,000 is located (which shall be delivered within two (2) Business Days after receipt thereof);

          (f) the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within four (4) Business Days);

          (g) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000; and

          (i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and if an action plan is developed for such event, the action taken or proposed to be taken with respect thereto.

                    SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

                    SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with Agreement Accounting Principles and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                    SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Administrative Agent and each Lender with access to its suppliers. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

                    SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans will be used only (i) to repay the indebtedness, liability and obligations on the Effective Date of the Borrower under credit facilities with Chase; and (ii) to supplement working capital and for other general business purposes (not otherwise prohibited by this Agreement). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be used only to support general business purposes (not otherwise provided by this Agreement).

                    SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. All such insurance shall be in amounts, cover such assets and be under policies acceptable to the Administrative Agent in its Permitted Discretion. Unless otherwise notified by the Administrative Agent in writing, each Loan Party shall maintain at a minimum insurance of the types and in the amounts specified in Exhibit G. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

                    SECTION 5.10. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents

                    SECTION 5.11. Appraisals. At such times specified below, the Borrower and the Subsidiaries will provide the Administrative Agent with appraisals or updates thereof of their Inventory, Equipment and real property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations. At the request of the Administrative Agent, the Borrower and the Subsidiaries shall provide such appraisals and updates (a) no more than once per year, if no Default exists, and (b) at anytime the Administrative Agent requests, if a Default has occurred and is continuing.

                    SECTION 5.12. Depository Banks. The Loan Parties and their Subsidiaries will maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their business.

                    SECTION 5.13. Additional Collateral; Further Assurances.

                    (a) Subject to applicable law, each Loan Party shall cause each of its domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement (any such formation or acquisition being prohibited by Section 6.13 of this Agreement without the prior written consent of the Administrative Agent) to become a Loan Party by executing the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party.

                    (b) Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each foreign Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, at any time after an Event of Default has occurred and is continuing, each Loan Party will, upon the request of the Administrative Agent, cause each foreign Subsidiary to become a Loan Party and a Loan Guarantor and to grant Liens to the Administrative Agent on its assets and have the balance of its stock pledged to the Administrative Agent.

                    (c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

                    (d) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

                    (e) The Administrative Agent and the Lenders are not requiring that the Loan Parties deliver certificates of title for all titled motor vehicles or that the Lien in favor of the Administrative Agent in such motor vehicles granted pursuant to the Security Agreement be perfected by having such Lien noted on such certificates of title as a condition to the closing of the Transaction. However, if the Required Lenders direct the Administrative Agent to request that the Loan Parties deliver all original certificates of title for all motor vehicles owned by the Loan Parties, the Loan Parties shall deliver all such original certificates of title to the Administrative Agent immediately upon demand and shall provide all assistance required by the Administrative Agent to perfect its Lien on the motor vehicles owned by the Loan Parties at the Loan Parties’ cost and expense.

                    SECTION 5.14. Hazardous Materials. Within thirty (30) Business Days after request by the Administrative Agent, each Loan Party shall provide to the Administrative Agent written information regarding all Hazardous Materials that are used, generated, transported, stored or disposed of by the Loan Party, in reportable quantities. If any Loan Party should commence the use, treatment, transportation, generation, storage, or disposal of any Hazardous Substance in reportable quantities in its operations in addition to those noted in such information, such Loan Party shall immediately notify the Administrative Agent of the commencement of such activity with respect to each such Hazardous Substance within thirty (30) Business Days of commencing such activity. Each Loan Party shall cause any Hazardous Materials which are now or may hereafter be used or generated in the operations of the Loan Party in reportable quantities to be accounted for and disposed of in compliance with all Environmental Laws and other applicable federal, state and local laws and regulations. No Loan Party shall allow or permit to continue the release or threatened release of any Hazardous Materials on any premises owned or occupied by or under lease to the Loan Party. Each Loan Party shall notify the Administrative Agent within five (5) Business Days after obtaining knowledge of any of the events described below and shall, simultaneously with providing such notice, provide the Administrative Agent with copies of any correspondence regarding such event:

(i)

any premises which have at any time been owned or occupied by or have been under lease to the Loan Party are the subject of an environmental investigation by any federal, state or local governmental agency having jurisdiction over the regulation of any Hazardous Materials, the purpose of which investigation is to quantify the levels of Hazardous Materials located on such premises;

(ii)

the Loan Party has been named or is threatened to be named as a party responsible for the possible contamination of any real property or ground water with Hazardous Materials, including, but not limited to the contamination of past and present waste disposal sites; or

(iii)

any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

If any Loan Party is notified of any event described in (i) or (ii) above, such Loan Party shall within thirty (30) Business Days of such notice engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of the Loan Party with respect thereto, and the Administrative Agent shall be provided with a copy of any report prepared by such firm or by any governmental agency as to such matters as soon as any such report becomes available to the Loan Party, and the Loan Party shall immediately establish reserves in the amount of the potential financial liability of the Loan Party identified by such environmental consultants or engineers. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section 5.14 shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld. Each Loan Party shall provide an adequate reserve for the payment of all potential financial liability not covered by insurance upon the occurrence of any event described in this Section 5.14.

                    SECTION 5.15. Financial Covenants.

                    (a) Minimum EBITDA Covenants.

(i)

Borrower and its Subsidiaries shall achieve Consolidated EBITDA for each EBITDA Test Period equal to not less than 85% of the aggregate Projected Consolidated EBITDA of the Borrower and its Subsidiaries for each such EBITDA Test Period.

(ii)

In addition, as of the close of each Fiscal Month which closes during the term of the Loans, beginning with the third Fiscal Month in Borrower’s 2009 Fiscal Year, Borrower and its Subsidiaries shall achieve Consolidated EBITDA for the three consecutive Fiscal Months which end at the close of such Fiscal Month of not less than 50% of the sum of the Projected Consolidated EBITDA amounts for such three consecutive Fiscal Months.

                    (b) Maximum Debt to Tangible Net Worth Ratio. Borrower and its Subsidiaries shall maintain at all times a ratio of Consolidated Debt to Consolidated Tangible Net Worth as of the close of each Fiscal Month of not more than 2.25 to 1.00.

ARTICLE VI

Negative Covenants

                    Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

                    SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

                    (a) the Secured Obligations;

          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

          (c) Guarantees by any Loan Party of Indebtedness of any other Loan Party, provided that the Indebtedness so Guaranteed is permitted by this Section 6.01 or Guarantees by endorsement of instruments for deposit made in the ordinary course of business;

          (d) purchase money Indebtedness incurred in connection with the purchase of any Equipment; provided that, the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such Equipment and the aggregate of all such purchase money Indebtedness outstanding at any time shall not exceed the Purchase Money Indebtedness Cap at such time;

          (e) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (d) and (g) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

          (f) other unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time.

          (g) Indebtedness of any Loan Party to any other Loan Party; and

          (h) Indebtedness of any Person that becomes a Subsidiary with the consent of the Administrative Agent after the date hereof pursuant to Section 6.13; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness of all such Subsidiaries permitted by this clause (i) shall not exceed $100,000 at any time outstanding.

                    SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Liens in favor of the Administrative Agent or any Lender created pursuant to any Loan Document;

          (b) Permitted Encumbrances;

          (c) any Lien on any property or asset of any Loan Party existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

          (d) Liens securing Indebtedness permitted by Section 6.01(d), but only to the extent the Liens attach only to the Equipment being financed pursuant to the transaction in which such Indebtedness was incurred, and identifiable cash proceeds thereof

          (e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be;

          (f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon; and

          (g) Liens granted by a foreign Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such foreign Subsidiary.

                    SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

                    (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

                    (c) No Loan Party will change its Fiscal Year without the advance written consent of the Administrative Agent.

                    (d) No Loan Party shall (i) change its name as it appears in official filings in the state of its incorporation or organization, (ii) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Collateral Documents, (iii) change the type of entity that it is, or (iv) change its organization identification number, if any, issued by its state of incorporation or other organization, (v) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty days prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (1) the Administrative Agent has determined, in its Permitted Discretion, that such change will not adversely affect the validity, perfection or priority of any Lien in favor of the Administrative Agent or any Lender in the Collateral, or (2) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent or any Lender in any Collateral), provided that, any new location shall be in the continental U.S.

                    SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

          (a) Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

          (b) investments and loans in existence on the date of this Agreement and described in Schedule 6.04;

          (c) investments by the Loan Parties existing on the date hereof in the capital stock of their Subsidiaries; provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a foreign Subsidiary referred to in Section 5.12);

          (d) loans or advances made by a Loan Party to any other Loan Party permitted by Section 6.01;

          (e) Guarantees constituting Indebtedness permitted by Section 6.01;

          (f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

          (g) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

          (h) investments in the form of Swap Agreements permitted by Section 6.07;

          (i) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

          (j) investments received in connection with the dispositions of assets permitted by Section 6.05;

          (k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

          (l) extensions of credit or credit accommodations to customers or vendors made by the Borrower or a Subsidiary in the ordinary course of its business as conducted on the Effective Date;

          (m) other investments, loans, advances and guarantee and recourse obligations up to an aggregate amount not exceeding $250,000 outstanding at any time; and

          (n) investments of Escalade Insurance, that (i) are investments of the same type and character as those investments of Escalade Insurance that exist on the Effective Date, and (ii) comply with the investment policies of Escalade Insurance that exist on the Effective Date, and (iii) comply with all laws regulating the investments of Escalade Insurance; provided, however, no later than September 30, 2009, all investments of Escalade Insurance shall be at least NAIC Class 1 and Class 2 investments.

                    SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

          (a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;

          (b) sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

          (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

          (d) sales, transfers and dispositions of investments permitted by clauses (i) and (k) of Section 6.04;

          (e) sale and leaseback transactions permitted by Section 6.06;

          (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

          (g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $250,000 during any Fiscal Year of the Borrower;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 75% cash consideration.

                    SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

                    SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

                    SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or enter into any transaction that has a substantially similar effect or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) so long as there exists no Event of Default, the Borrower may, to the extent required by law, repurchase fractional shares of Borrower’s Equity Interests up to an aggregate repurchase total for all fractional shares of repurchased of $500,000, (iii) the Borrower may issue its common stock pursuant to the Borrower’s stock option plan existing on the Effective Date, and (iv) so long as there exists no Event of Default, the Borrower may repurchase shares of Borrower’s Equity Interests up to an aggregate repurchase total for all shares repurchased of $50,000.

                    (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness or to enter into any transaction that has a substantially similar effect, except:

          (i) payment of Indebtedness created under the Loan Documents;

          (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

          (iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

          (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

                    SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors. Notwithstanding the foregoing, no Loan Party shall, nor shall it permit any Subsidiary to, make any payment, dividend or transfer any money to Escalade Insurance except that the Loan Parties and their Subsidiaries may pay insurance premiums which are due and payable to Escalade Insurance for insurance provided in the ordinary course of business by or through Escalade Insurance to the Loan Parties or their Subsidiaries.

                    SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

                    SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, or (c) to the extent any such amendment, modification or waiver would be adverse to the Lenders.

                    SECTION 6.12. Capital Expenditures. The Loan Parties shall not incur or make Capital Expenditures during Fiscal Year 2009 of the Borrower in an aggregate amount exceeding $2,500,000. The Loan Parties shall not incur or make Capital Expenditures during the first five Fiscal Months of the 2010 Fiscal Year of the Borrower in an aggregate amount exceeding $500,000.

                    SECTION 6.13. Subsidiaries. No Loan Party shall have or acquire any Subsidiary without the prior written consent of the Administrative Agent, which consent shall be given or withheld in the Administrative Agent’s sole discretion. At a minimum, any consent to the formation of a Subsidiary will be conditioned upon full compliance with Section 5.13 of this Agreement.

ARTICLE VII

Events of Default

          If any of the following events (“Events of Default”) shall occur:

          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of three (3) Business Days;

          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

          (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

          (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.09 of this Agreement or (ii) 15 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

          (f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after the expiration of any applicable notice and cure period;

          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party, or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against any Loan Party or any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor with a judgment in excess of $20,000 to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (m) a Change in Control shall have occurred;

          (n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

          (o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or to terminate the Loan Guaranty with respect to obligations arising after notice of such termination, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

          (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

          (q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

          (r) the Loan Parties shall fail to deliver to the Administrative Agent any item required to be delivered by Section 4.03 of this Agreement within the time period(s) set forth in Section 4.03;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

                    Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

                    The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                    The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as

Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

                    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

                    Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE IX

Miscellaneous

                    SECTION 9.01. Notices.

                    (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, at the address or facsimile number specified below each party’s signature to this agreement, or if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire. All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

                     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

                     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

                    SECTION 9.02. Waivers; Amendments.

                     (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time of making such Loan or issuing, amending or renewing such Letter of Credit.

                    (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (vii) except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04

                    (c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $100,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                    (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

                    SECTION 9.03. Expenses; Indemnity; Damage Waiver.

                    (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Issuing Bank (and following and during the continuance of any Default or Event of Default, all out-of-pocket expenses incurred by any Lender), including the fees, charges and disbursements of any counsel for the Administrative Agent or the Issuing Bank (and following and during the continuance of any Default or Event of Default, counsel for any Lender), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, out-of-pocket costs and expenses incurred in connection with:

          (i) appraisals and insurance reviews;

          (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination; provided, however, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to reimburse the Administrative Agent for the costs of more than one field examination conducted in any period of 12 consecutive months;

          (iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

          (iv) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

          (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

          (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

                    (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

                    (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Swingline Lender or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

                    (d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

                    (e) All amounts due under this Section shall be payable promptly after written demand therefor.

                    SECTION 9.04. Successors and Assigns.

                    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                    (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

                    (B) the Administrative Agent; and

                    (C) the Issuing Bank.

          (ii) Assignments shall be subject to the following additional conditions:

                    (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

                    (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

                    (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

                    (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

                    For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

                    “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                    (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                    (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                    (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                    (c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

                    (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

                    (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                    SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

                    SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

                    SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                    SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the obligated Borrower or such Loan Guarantor against any of and all the Secured Obligations owed by the Borrower or Loan Guarantor held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                    SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

                    (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of Indiana, but giving effect to federal laws applicable to national banks.

                    (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Indiana State court sitting in Indianapolis, Indiana in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Indiana State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

                    (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                    SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                    SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                    SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                    SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

                    SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

                    SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

                    SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

                    SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE X

Prior Credit Facilities

                    SECTION 10.01. Waiver of Existing Defaults. Chase and the Borrower are parties to an Amended and Restated Credit Agreement, dated as of October 24, 2001 (as amended to date, the “2001 Credit Agreement”). Subject to the satisfaction to Chase’s reasonable discretion of all conditions precedent set forth in Section 4.01 of this Agreement, Chase waives the Existing Defaults. This waiver is a one time waiver and shall not be deemed to be a waiver by Chase to anything not specifically described in this Section 10.01. As used in this Section 10.01, the term “Existing Defaults” means all defaults existing under the 2001 Credit Agreement due to (a) the failure by Borrower and its Subsidiaries to maintain a debt service coverage ratio, determined on a consolidated basis, of at least 1.20 to 1.00 as required pursuant to Section 5(g)(iii) of the 2001 Credit Agreement for; and (b) the failure by Borrower and its Subsidiaries to maintain a Leverage Ratio (as such term is defined in the 2001 Credit Agreement) of not greater than 2.75 to 1.00 as required pursuant to Section 5(g)(i) of the 2001 Credit Agreement.

                    SECTION 10.02. Amendment and Restatement of 2001 Credit Agreement and Indiana-Martin Credit Agreement/Continuation of Principal Balance. This Agreement amends, and as so amended, restates and consolidates the 2001 Credit Agreement and that certain Credit Agreement, dated as of September 5, 2003, between Bank One, National Association (to which Chase is the successor by merger) and Indian-Martin, Inc. (the “Indian-Martin Credit Agreement”). This Agreement continues and replaces the 2001 Credit Agreement and the Indian-Martin Credit Agreement. Indian-Martin, Inc. has been, or is being on the Effective Date, merged into Borrower, with Borrower being the surviving entity. The principal balances under the 2001 Credit Agreement and the Indian-Martin Credit Agreement that were outstanding immediately prior to such amendment and restatement shall be the initial outstanding principal balance under this Agreement. All advances under the 2001 Credit Agreement and the Indian-Martin Credit Agreement that bear interest based on the EURIBOR Rate or the LIBOR Rate under the 2001 Credit Agreement or the Indian-Martin Credit Agreement shall continue in effect under this Agreement without any change in the Interest Period applicable thereto (the “Existing Eurocurrency Loans”). Borrower is not required to pay, on the Effective Date, a fee of the type described in Section 2.16 of this Agreement with respect to the Existing Eurocurrency Loans that continue in effect under this Agreement.

                    SECTION 10.03. Termination of Commitments. The “Euro Revolving Loan Commitment” and “Revolving Loan Commitment” made available by Chase to Escalade pursuant to the 2001 Credit Agreement are terminated. The “Commitment” made available by Chase to Indian-Martin, Inc. pursuant to the Indian-Martin Credit Agreement is terminated.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ESCALADE, INCORPORATED

By:	/s/ DEBORAH J. MEINERT

Deborah J. Meinert, VP Finance and CFO

Notice Address of Escalade, Incorporated:
817 Maxwell Ave.
Evansville, IN 47711
Attention: Deborah Meinert
Facsimile No: 8120467-1303

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By:	/s/ H. ROBERT HILL

H. Robert Hill, Vice President

Notice Address for JPMorgan Chase Bank, N.A.:

JPMorgan Chase Bank, N.A.
1 East Ohio Street, 4th Floor
Indianapolis, IN 46277
Attention: Commercial Lending Group
Facsimile No: (317) 767-8333